Exhibit 10.1
VIRTUS INVESTMENT PARTNERS, INC.
RESTRICTED STOCK UNIT GRANT AGREEMENT

Virtus Investment Partners, Inc. (the “Company”) hereby grants to the recipient named below (the “Recipient” or “you”) an award (the “Award) of Restricted Stock Units (as defined below), in accordance with and subject to the terms and conditions of this Restricted Stock Unit Grant Agreement (this “Agreement”) and the Virtus Investment Partners, Inc. Amended and Restated Omnibus Incentive and Equity Plan (the “Plan”), which is incorporated by reference and made a part of this Agreement. This Agreement describes in detail your rights with respect to the Restricted Stock Units granted to you hereby and constitutes a legal agreement between you and the Company. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Plan.

1.	Recipient Name:

2.	Award Date:

3.	Number of Restricted Stock Units:

4.	Restricted Stock Unit Vesting Date(s):

(The above information is, or may be, maintained electronically by the Company’s stock plan administrator).

ARTICLE I
RESTRICTED STOCK UNITS

Section 1.1. Restricted Stock Unit. “Restricted Stock Unit” means the right to receive one (1) share of common stock of the Company, par value $0.01 per share (the “Common Shares”) subject to the terms of this Agreement.

Section 1.2. Vesting. Subject to the terms and conditions of this Agreement, including Sections 1.3 and 1.4 below, your Restricted Stock Units will vest on the conclusion of each vesting period ending on the Restricted Stock Unit Vesting Date(s) set forth in this Agreement, provided that you remain actively employed by the Company until each respective Restricted Stock Unit Vesting Date(s).

Section 1.3. Termination of Employment. Notwithstanding Section 8.6 of the Plan:

(a)(i) If your employment with the Company terminates due to death, Disability[, Retirement], or an involuntary termination that qualifies you for severance pay and severance benefits under a Company-approved written severance plan, arrangement or agreement with the Company, all as conclusively determined by the Company, you will be entitled to a prorated portion of your unvested Restricted Stock Units, in accordance with Sections 1.3(a)(ii) and 1.3(a)(iii) below, in an amount equal to (X) minus (Y), rounded up to the nearest whole share, where:

(X)     equals the product of the number of Restricted Stock Units awarded multiplied by the ratio of (1) the number of days that you were actively employed by the

Company following the Award Date, divided by (2) the number of days following the Award Date through and including the final Restricted Stock Unit Vesting Date for the Restriction Stock Units covered by this Agreement; and

(Y)    equals the number of Restricted Stock Units that have already vested in accordance with Section 1.2 prior to your termination date;

(ii)    If your employment with the Company terminates due to death, Disability or an involuntary termination that (x) qualifies you for severance pay and severance benefits under a Company-approved written severance plan and (y) does not qualify as Retirement, the prorated number of Restricted Stock Units that you are entitled to under Section 1.3(a)(i) above will vest immediately and a distribution of the Common Shares underlying the prorated Award to which you are entitled shall be made within ninety (90) days following your termination of employment. The balance of any unvested Restricted Stock Units is forfeited and you shall have no further rights therein.

[(iii) If your employment with the Company terminates due to Retirement (whether voluntary or involuntary), as conclusively determined by the Company, the prorated number of Restricted Stock Units that you are entitled to under Section 1.3(a)(i) above will continue to vest on the applicable Restricted Stock Unit Vesting Date(s) and a distribution of the Common Shares underlying the prorated Award to which you are entitled shall be made in accordance with Section 2.4 below; provided that, in the case of an Award that becomes vested in tranches, the number of Restricted Stock Units that will vest on each remaining Restricted Stock Vesting Date shall be equal to the total number of prorated Restricted Stock Units that are subject to continued vesting in accordance with Section 1.3(a)(i) above divided by the number of remaining Restricted Stock Vesting Dates of the Award. The balance of any unvested Restricted Stock Units is forfeited and you shall have no further rights therein.]

[(b) If your employment with the Company terminates due to Retirement, as conclusively determined by the Company, your unvested Restricted Stock Units shall not be prorated and shall vest on the conclusion of each vesting period ending on the Restricted Stock Unit Vesting Date(s) set forth in this Agreement and a distribution of the Common Shares underlying the Restricted Stock Unit Award to which you are entitled shall be made in accordance with Section 2.4 below.]

[(b)][(c)]     If your employment with the Company terminates prior to the Restricted Stock Unit Vesting Date(s) due to any reason other than those expressly identified in [Section 1.3(a)][Sections 1.3(a) and 1.3(b)] above, then all Restricted Stock Units that have not vested in accordance with Section 1.2 prior to your termination date shall be forfeited and you shall have no rights thereunder or hereunder.

[(c)][(d)]     Notwithstanding anything in this Agreement to the contrary, if your employment with the Company terminates due to an involuntary termination that (x) qualifies you for severance pay and severance benefits under a Company approved written severance plan and (y) does not qualify as Retirement, at the election of the Company, your unvested Restricted Stock Units will not vest and no shares of Common Stock underlying such Restricted Stock Units will be distributed to you under Section 1.3(a) above, unless and until you have delivered to the Company a written waiver and release in form and content satisfactory to the Company, within the time period set forth therein, and any right of you to revoke such waiver and release has expired; provided that, if the period during which you are entitled to consider such waiver and release and to revoke such waiver and release, if applicable, spans two (2) calendar years, then your unvested Restricted Stock Units will not vest and no shares of Common Stock underlying such Restricted Stock Units will be distributed to you until the later of (i) the end of the revocation period (assuming that you do not revoke), or (ii) the first business day of the second calendar year (regardless of whether you used the full time period allowed for consideration), all if and as required for purposes of Section 409A of the Code.]

Section 1.4 Change in Control. Subject to Section 11.2 of the Plan, in the event of a Change in Control, your Restricted Stock Units under this Agreement will automatically vest to the extent not then vested.

ARTICLE II
RIGHTS AND SETTLEMENT

Section 2.1. Rights as a Shareholder. Your Restricted Stock Units will not give you any right to vote on any matter submitted to the Company’s stockholders. You will have voting rights with respect to the Common Shares that underlie your Restricted Stock Units only after such shares have vested and settled pursuant to Section 2.4.

Section 2.2. Restrictions on Transferability. You will not have any right to sell, assign, transfer, pledge, hypothecate or otherwise encumber your Restricted Stock Units. Any attempt to effect any of the preceding in violation of this Section 2.2, whether voluntary or involuntary, will be void.

Section 2.3. Dividend Equivalents. The Company will credit each of your Restricted Stock Units with Dividend Equivalents from the Award Date to the end of the Restricted Period, which shall be determined pursuant to Section 1.2 of this Agreement. A “Dividend Equivalent” is a dollar amount equal to the cash dividend payable per Common Share multiplied by the number of Common Shares then underlying each Restricted Stock Unit. Such amount shall be credited to a book entry account on your behalf at the time the Company pays any cash dividend on its Common Shares while your Restricted Stock Units are outstanding. Dividend Equivalents shall vest at the same time as the underlying Restricted Stock Units and shall be distributed at the same time as the underlying Restricted Stock Units convert to Common Shares.

Section 2.4. Settlement of Your Restricted Stock Units. Promptly after the Restricted Stock Unit Vesting Date(s), if any, your Restricted Stock Units vest pursuant to Section 1.2, the Company will deliver to you the number of Common Shares then underlying your vested Restricted Stock Units or cash, as determined by the Committee, within ninety (90) days following the Restricted Stock Units Vesting Date.

Section 2.5. Adjustment Due to Change in Capitalization. If any Adjustment Event occurs while your Restricted Stock Units are outstanding, the number of Common Shares underlying each remaining Restricted Stock Unit shall be appropriately and equitably adjusted as provided in the Plan.

Section 2.6 Clawback. Notwithstanding anything in this Agreement to the contrary, this Award is expressly subject to the provisions in this Section 2.6. You agree that the Company may enforce the provisions in this Section 2.6 by all legal means available, including, without limitation, by withholding the value of the amount required to be returned to the Company and forfeited hereunder from other sums owed to you by the Company.

(a)    If, following the termination of your employment with the Company for any reason, including, without limitation, due to death, Disability, or Retirement, the Company becomes aware that (i) during your employment with the Company you engaged in any activity that would have been grounds to terminate your employment or service with the Company for Cause, as reasonably determined by the Committee, or (ii) following your employment with the Company, you have breached any written covenant or agreement with the Company or any of its subsidiaries, as reasonably determined by the Committee, not to disclose or misuse any information pertaining to, or misuse any property of, the Company or any of its subsidiaries, or not to compete or interfere with the Company, or not to solicit employees, agents, customers or clients of the Company, then upon written demand by the Company, you agree to return to the Company and forfeit, to the extent permitted by applicable law, that portion (which may be all) of your Award (including any Dividend Equivalents thereon) or Common Shares distributed in respect of your vested Award, or the value thereof (regardless of whether vesting has occurred and Common Shares have been distributed) that the Committee, in its discretion, determines to be appropriate.

(b)    This Award (including any Dividend Equivalents thereon), Common Shares distributed in respect of your vested Award, or the value thereof (regardless of whether vesting has occurred and Common Shares have been distributed) shall also be subject to forfeiture to the extent required by applicable law. Further, if the Company is required by applicable law, rule or regulation to include or adopt any additional “clawback” or “forfeiture” provision relating to outstanding and/or vested or earned Awards, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then you hereby agree that such clawback or forfeiture provision shall also apply to your Award under this Agreement as if it had been included on the Award Date and the Company shall notify the you of such additional provision.

ARTICLE III
ADMINISTRATION

Section 3.1. Administration. The Committee is authorized to interpret your Award and this Agreement and to make all other determinations necessary or advisable for the administration and interpretation of your Award to carry out its provisions and purposes. Determinations, interpretations or other actions made or taken by the Committee pursuant to the provisions of this Agreement shall be final, binding and conclusive for all purposes and upon all persons. The Committee may consult with legal counsel, who may be regular counsel to the Committee, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

ARTICLE IV
MISCELLANEOUS

Section 4.1. Tax Withholding. The Company will have the power to withhold, or require you to remit to the Company promptly upon notification of the amount due, an amount sufficient to satisfy Federal, state and local withholding tax requirements with respect to your Award (or settlement thereof), and delivery of Common Shares shall not occur until such requirements are satisfied. You shall have the right to elect (a) to have Common Shares deliverable in respect of your Award withheld by the Company or (b) to deliver to the Company previously acquired Common Shares, in each case, having a fair market value sufficient to satisfy your statutory minimum Federal, state and local tax obligation associated with the settlement.

Section 4.2 Section 409A. Notwithstanding anything in this Agreement to the contrary, it is the intention of the parties that this Agreement comply with Section 409A of Code, and all regulations or other guidance issued thereunder, and this Agreement and the payments of any benefits hereunder will be operated and administered accordingly. However, neither the Company nor the Committee shall have any liability to any person in the event Section 409A of the Code applies to this Award or any payments hereunder in a transaction that result in adverse tax consequences to the Recipient or any beneficiaries or transferees. If you are a specified employee within the meaning of Section 409A of the Code, distributions under Section 1.3 above may be delayed until six (6) months and one (1) day following the date of such termination of employment to the extent necessary to comply with Section 409A of the Code.

Section 4.3. Unsecured Creditor Status and Assignment Prohibition. These Awards are provided under an entirely unfunded arrangement and no provision shall at any time be made with respect to segregating any assets of the Company or any affiliate for payment of the Awards hereunder. No employee, beneficiary, surviving spouse or any other person shall have any interest in any particular assets of the Company or any affiliate by reason of the right to receive the Awards and any such employee, beneficiary, surviving spouse or other person shall have only the rights of a general unsecured creditor with respect to the Awards.

Prior to an actual payment and distribution with respect to the Awards, no interest of any person or entity in, or right to receive, an Award shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment or other alienation or encumbrance of any kind; nor shall any such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

Section 4.4. Requirements of Law. The granting of your Award and the issuance of Common Shares will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

Section 4.5. No Impact on Benefits. This Award will not be compensation for purposes of calculating your rights under any employee benefit plan.

Section 4.6. Employment. Nothing in this Agreement shall limit the right of the Company or any of its affiliates to terminate your service or otherwise impose upon the

Company or any of its affiliates any obligation to continue to employ you. The Company may terminate you at any time, with or without cause.

Section 4.7. Securities Law Compliance. The Company shall have the authority to determine the instruments by which your Award shall be evidenced. Instruments evidencing your Award may contain such other provisions as the Company deems advisable. You understand that the Company has filed with the Securities and Exchange Commission a Form S-8 registration statement under the Securities Act of 1933, as amended, with respect to the Plan and the shares covered by this Agreement. The Company will endeavor to keep such registration statement effective, but in the event the Company notifies you that such registration statement is not then effective, you agree to refrain from sales of Common Shares until such time as the Company advises you that such registration statement has become effective.

Section 4.8 Governing Law. This Agreement and your Award shall be governed by the laws of the State of Connecticut (other than its conflict of law principles).

Section 4.9 Trading Black Out Periods. By entering into this Agreement you expressly agree that: (a) during all periods of your employment with the Company or its affiliates, or while you are otherwise maintained on the payroll of the Company or its affiliates, you agree to abide by all applicable trading “black out” periods with respect to purchases or sales of Company stock or exercises of stock options for the Company’s stock established from time to time by the Company (“Trading Black Out Periods”) and (b) upon any cessation or termination of your employment with the Company and its affiliates for any reason, you agree that for a period of three (3) months following the effective date of any such termination or cessation of your employment or, if later, for a period of three (3) months following the date as of which you are no longer on the payroll of the Company and its affiliates, you agree to continue to abide by all such Trading Black Out Periods established from time to time by the Company.

Section 4.10 Other. This Agreement is binding on you and your executors, administrators, heirs and personal and legal representatives and on the Company and its successors or assigns.

This Agreement contains the entire Agreement and all terms between you and the Company with respect to this Award, and there are no other understandings, warranties or representations with respect to this Award.

Any determination or interpretation by the Committee or Company, as applicable, under or pursuant to this Agreement shall be final, binding and conclusive for all purposes and upon all persons affected hereby. In the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan shall control.

VIRTUS INVESTMENT PARTNERS, INC.

______________________________
By: Mardelle S. Peña
Title: EVP and Chief Human Resources Officer